Press Release

Company Contact:
Exhibit 99.1
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES QUARTERLY AND ANNUAL
EARNINGS AND FINANCIAL RESULTS

    RED BANK, NEW JERSEY, JANUARY 28, 2021…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), today announced net income available to common stockholders of $32.1 million, or $0.54 per diluted share, for the quarter ended December 31, 2020, as compared to $23.5 million, or $0.47 per diluted share, for the corresponding prior year quarter. For the year ended December 31, 2020, the Company reported net income available to common stockholders of $61.2 million, or $1.02 per diluted share, as compared to $88.6 million, or $1.75 per diluted share, for the corresponding prior year. The quarter and annual results were impacted by the COVID-19 pandemic, through higher credit losses, net interest margin compression and increased operating expenses.
Core earnings for the quarter and year ended December 31, 2020 amounted to $23.2 million and $72.2 million, respectively, or $0.39 and $1.20 per diluted share, respectively.
Core earnings are non-GAAP (“generally accepted accounting principles”) measures. For the periods presented they exclude merger related expenses, branch consolidation expenses, net (gain) loss on equity investments, Federal Home Loan Bank (“FHLB”) advance prepayment fees, gain on sale of Paycheck Protection Program (“PPP”) loans, the opening credit loss expense under the Current Expected Credit Loss (“CECL”) model related to the acquisitions of Two River Bancorp (“Two River”) and Country Bank Holding Company, Inc. (“Country Bank”), non-recurring professional fees, compensation expense due to the retirement of an executive officer, and income tax benefit related to change in the New Jersey tax code (collectively referred to as “non-core” operations). Non-core operations had a favorable impact of $8.9 million, net of tax, and an unfavorable impact of $11.0 million, net of tax, to GAAP earnings for the quarter and year ended December 31, 2020, respectively. Refer to the “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” table for additional information regarding our non-GAAP measures and impact per period.
    Key developments for the recent quarter and year are described below:
•Earnings: Achieved record quarterly GAAP earnings of $32.1 million, with diluted earnings per share increasing by 15%, to $0.54, as compared to the corresponding prior year quarter.
•Balance sheet: The Company ended 2020 with a strengthened balance sheet driven by a series of successfully executed strategic decisions throughout the year. As a result of these initiatives, tangible book value per share increased to $14.98 from $14.58 in the prior linked quarter and tangible stockholders’ equity to tangible assets ratio improved to 8.79% from 8.41% in the prior linked quarter. Highlights include:
◦The creation of a yield-focused debt and equity portfolio, which resulted in $23.6 million of net gains in the fourth quarter;
◦The sale of $298.1 million in PPP loans, which resulted in gains of $5.1 million;
◦The extinguishment of $343.5 million in high-cost borrowings with an average rate of 1.63%, providing a tailwind heading into 2021;
◦Total loan growth for the year was $1.54 billion, reflecting bank acquisitions and record loan originations of $1.73 billion (including PPP loan originations), partly offset by loan sales of $612.3 million. Deposits increased $3.10 billion for the year, including $1.51 billion of organic growth.

•Loan forbearance: COVID-19 related loans under full forbearance have been substantially resolved, which allows the Bank to focus on organic growth and gain earnings momentum in 2021.
“I’m pleased to announce record GAAP quarterly earnings of $32.1 million, completing a year which began with the closing of two whole bank acquisitions and quickly became a year filled with challenges to support our customers and communities during an unprecedented health crisis,” said Chairman and Chief Executive Officer, Christopher D. Maher. Mr. Maher added, “OceanFirst is well positioned for 2021 as our customers look forward to the opportunities that are on the horizon and our Country works to recover from the pandemic. At OceanFirst, we remain committed to growing our Company and will continue to focus on maintaining strong credit, fostering margin expansion, and controlling operating expenses while seeking growth opportunities.”
    The Company expects to consolidate four branches in the second quarter, with an expected $1.1 million in annual savings. The latest branch consolidations bring the total number of branches consolidated to 57 over the past five years, helping to drive a targeted average branch size of $160 million.
The Company’s Board of Directors declared its ninety-sixth consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.17 per share will be paid on February 19, 2021 to stockholders of record on February 8, 2021. The Board previously declared a quarterly cash dividend on preferred stock of $0.4375 per depository share, representing 1/40th interest in the Company’s Series A Preferred Stock. This dividend will be paid on February 15, 2021 to preferred stockholders of record on January 29, 2021.

Results of Operations
On January 31, 2019, the Company completed its acquisition of Capital Bank of New Jersey (“Capital Bank”) and its results of operations are included in the consolidated results for the quarter and year ended December 31, 2020, but are excluded from the results of operations for the period from January 1, 2019 to January 31, 2019.
On January 1, 2020, the Company completed its acquisitions of Two River and Country Bank and their respective results of operations from January 1, 2020 through December 31, 2020 are included in the consolidated results for the quarter and year ended December 31, 2020, but are not included in the results of operations for the corresponding prior year periods.
Net income was favorably impacted by $8.9 million, net of tax, and adversely impacted by $2.3 million, net of tax, of non-core operations for the quarters ended December 31, 2020 and 2019, respectively. Net income was adversely impacted by $11.0 million, net of tax, and $16.3 million, net of tax, of non-core operations for the years ended December 31, 2020 and 2019, respectively. Core earnings for the quarter and year ended December 31, 2020 were $23.2 million and $72.2 million, respectively, representing a decrease from core earnings of $25.7 million and $104.8 million, respectively, for the same prior year periods. The decrease as compared to the prior periods was largely driven by the adverse impact of the COVID-19 pandemic.
Net Interest Income and Margin
Net interest income for the quarter and year ended December 31, 2020 increased to $77.9 million and $313.0 million, respectively, as compared to $63.4 million and $256.0 million, respectively, for the same prior year periods, reflecting an increase in interest-earning assets, partly offset by a reduction in net interest margin. Average interest-earning assets increased by $3.21 billion and $2.82 billion for the quarter and year ended December 31, 2020, respectively, as compared to the same prior year periods. The averages for the quarter and year ended December 31, 2020, were favorably impacted by $1.65 billion and $1.75 billion, respectively, of interest-earning assets acquired from Two River and Country Bank and $77.5 million and $227.5 million, respectively, of interest-earning assets from PPP loans. Average loans receivable, net of allowance for credit losses, increased by $1.83 billion and $2.15 billion for the quarter and year ended December 31, 2020, respectively, as compared to the same prior year periods. The increases attributable to the acquisition of Two River and Country Bank for the quarter and year ended December 31, 2020 were $1.46 billion and $1.55 billion, respectively. The net interest margin for the quarter and year ended December 31, 2020 decreased to 2.97% and 3.16%, respectively, from 3.48% and 3.62%, respectively, for the same prior year periods. The compression in net interest margin is primarily due to the lower interest rate environment, the origination of low-yielding PPP loans, and the excess balance sheet liquidity which the Company strategically accumulated entering the economic downturn. For the quarter and the year ended December 31, 2020, the cost of average interest-bearing liabilities decreased to 0.74% and 0.88%, respectively, from 0.98% and 0.96%, respectively, in the corresponding prior year periods. The total cost of deposits (including non-interest bearing deposits) was 0.45% and 0.55% for the quarter and year ended December 31, 2020, respectively, as compared to 0.64% and 0.61%, respectively, in the same prior year periods.
Net interest income for the quarter ended December 31, 2020, increased by $1.1 million, as compared to the prior linked quarter, while net interest margin remained steady at 2.97%, as compared to the prior linked quarter. The yield on average interest-earning assets decreased to 3.53% from 3.60% in the prior linked quarter, primarily due to increasing balance sheet liquidity. The total cost of deposits (including non-interest bearing deposits) was 0.45% for the quarter ended December 31, 2020, as compared to 0.49% in the prior linked quarter.
Provision for Credit Losses
For the quarter and year ended December 31, 2020, the provision for credit loss expense was $4.1 million and $59.4 million, respectively, as compared to $355,000 and $1.6 million, respectively, for the corresponding prior year periods, and $35.7 million in the prior linked quarter. Credit loss expense for the year ended December 31, 2020 was significantly influenced by economic conditions related to the COVID-19 pandemic, as well as estimates of how those conditions may impact the Company’s borrowers, and the decision to sell higher risk commercial loans in the third quarter of 2020. At December 31, 2020, COVID-19 related loans under full forbearance have been substantially resolved.
Net loan charge-offs were $2.9 million and $18.9 million for the quarter and year ended December 31, 2020, respectively, as compared to net loan charge-offs of $139,000 and $1.4 million, respectively, in the corresponding prior year periods, and net loan charge-offs of $15.0 million in the prior linked quarter. The three months ended December 31, 2020 included $2.3 million of charge-offs related to the sale of under-performing residential and consumer loans. The year ended December 31, 2020 included $14.6 million of charge-offs related to the sale of higher risk commercial loans and $3.3 million of charge-offs related to the sale of under-performing residential and consumer loans. Non-performing loans held-for-investment totaled $36.4 million at December 31, 2020, as compared to $29.9 million at September 30, 2020, and $17.8 million at December 31, 2019.
Non-interest Income
    For the quarter and year ended December 31, 2020, other income increased to $40.6 million and $73.9 million, respectively, as compared to $11.2 million and $42.2 million, respectively, for the corresponding prior year periods. Other income for the quarter and year ended December 31, 2020 included $29.6 million and $26.0 million, respectively, of net gains related to non-core operations.
The primary contributor to other income for the quarter and year ended December 31, 2020 was gains earned on equity investments. The Company implemented several programs in 2020 to invest excess liquidity in high quality interest or dividend bearing securities. In August 2020, the Company began purchasing select financial services institutions’ common stocks paying attractive dividends. The positive performance of the portfolio drove the decision to liquidate all of the positions in December

2020 and January 2021, which resulted in an additional $8.1 million of net gains recorded in January 2021.
Excluding the impact of non-core operations, the change in other income for the quarter ended December 31, 2020 over the prior year was due to Two River and Country Bank acquisitions which added $439,000. The remaining decrease in other income for the quarter ended December 31, 2020, compared to the corresponding prior year period, was due to decreases in commercial loan swap income of $1.9 million and fees and service charges of $1.2 million, partly offset by an increase in net gain on sale of loans of $1.0 million, and net gain on real estate operations of $695,000.
Excluding the impact of non-core operations, the change in other income for the year ended December 31, 2020 over the prior year was due to Two River and Country Bank acquisitions which added $2.8 million. The remaining increase in other income was due to increases in commercial loan swap income of $2.8 million, net gain on sales of loans of $2.5 million, net gain on real estate operations of $981,000, and bankcard services of $577,000, partly offset by a decrease in fees and service charges of $4.4 million. The waiver of certain fees during the COVID-19 pandemic may continue to suppress deposit fee income for the remainder of the public health crisis.
    Excluding the impact of non-core operations, other income for the quarter ended December 31, 2020, decreased $723,000 as compared to the prior linked quarter. The decrease was primarily related to a decrease in commercial loan swap income of $1.3 million.
Non-interest Expense
Operating expenses increased to $70.9 million and $246.4 million for the quarter and year ended December 31, 2020, respectively, as compared to $47.6 million and $189.1 million, respectively, in the same prior year periods. Operating expenses for the quarter and year ended December 31, 2020 included $17.9 million and $37.8 million, respectively, of net expenses related to non-core operations. Operating expenses for the quarter and year ended December 31, 2019 included $5.3 million and $22.8 million, respectively, of net expenses related to non-core operations. Excluding the impact of non-core operations, the change in operating expenses over the prior year was due to Two River and Country Bank acquisitions, which added $6.3 million and $29.3 million for the quarter and year ended December 31, 2020, respectively. The remaining increase in operating expenses for the quarter ended December 31, 2020 was due to increases in federal deposit insurance expense of $1.4 million, compensation and benefits expense of $1.4 million, professional fees of $1.3 million, and operating expenses attributable to the COVID-19 pandemic of $707,000. The increase in operating expenses for the year ended December 31, 2020 was due to increases in compensation and benefits expense of $7.6 million, operating expenses attributable to the COVID-19 pandemic of $4.5 million, professional fees of $3.6 million, and federal deposit insurance expense of $2.0 million, partly offset by decreases in equipment expense of $1.8 million, occupancy expense of $1.6 million, and check card processing of $680,000.
    For the quarter ended December 31, 2020, operating expenses, excluding net expenses related to non-core operations, increased $252,000 as compared to the prior linked quarter. The increase was due to increases in other operating expense of $788,000, federal deposit insurance expense of $648,000, and professional fees of $583,000, partly offset by decreases in compensation and benefits expense of $1.1 million and operating expenses attributable to the COVID-19 pandemic of $1.0 million.
Income Tax Expense
    The provision for income taxes was $10.4 million and $17.7 million for the quarter and year ended December 31, 2020, respectively, as compared to $3.2 million and $18.8 million, respectively, for the same prior year periods. The effective tax rate was 24.0% and 21.9% for the quarter and year ended December 31, 2020, respectively, as compared to 11.9% and 17.5%, respectively, for the same prior year periods. The higher effective tax rates for the quarter and year ended December 31, 2020 are due to the adverse impacts of a New Jersey tax code change and a higher allocation of taxable income to New York due to the acquisition of Country Bank. The lower tax rates in the prior year periods were also due to the reduction in income tax expense of $2.2 million from the revaluation of state deferred tax assets as a result of the change in New Jersey tax code. Excluding the impact of the New Jersey tax code change, the effective tax rate for the quarter and year ended December 31, 2019 was 20.2% and 19.6%.
Financial Condition
    Total assets increased by $3.20 billion to $11.45 billion at December 31, 2020, from $8.25 billion at December 31, 2019, primarily as a result of the acquisitions of Two River and Country Bank, which added $2.03 billion to total assets. Cash and due from banks increased by $1.15 billion to $1.27 billion at December 31, 2020, from $120.5 million at December 31, 2019, due to increased deposits, the Company’s decision to build liquidity during the economic downturn, the cash received from the issuance of subordinated notes and non-cumulative perpetual preferred stock as described below, and the cash received from loan sales throughout the year. Loans receivable, net of allowance for credit losses, increased by $1.50 billion, to $7.70 billion at December 31, 2020, from $6.21 billion at December 31, 2019, primarily due to acquired loans from Two River and Country Bank of $1.56 billion. As part of the acquisitions of Two River and Country Bank, the Company’s goodwill balance increased to $500.3 million at December 31, 2020, from $374.6 million at December 31, 2019 and core deposit intangibles increased to $23.7 million, from $15.6 million. Other assets increased by $39.4 million to $209.0 million at December 31, 2020, from $169.5 million at December 31, 2019, primarily due to an increase in swap positions.
    Deposits increased by $3.10 billion, to $9.43 billion at December 31, 2020, from $6.33 billion at December 31, 2019, primarily due to acquired deposits from Two River and Country Bank of $1.59 billion and organic deposit growth of $1.51 billion. The loan-to-deposit ratio at December 31, 2020 was 82.3%, as compared to 98.2% at December 31, 2019. The Company utilized the excess liquidity to prepay all FHLB advances in the fourth quarter of 2020, bringing the balance to $0 at December 31, 2020 from $519.3 million at December 31, 2019. The increase in other borrowings of $138.7 million to $235.5 million at December 31, 2020, from $96.8 at December 31, 2019, primarily resulted from the

May 2020 issuance of $125.0 million in subordinated notes at an initial rate of 5.25% and a stated maturity of May 15, 2030. Other liabilities increased by $92.7 million to $155.3 million at December 31, 2020, from $62.6 million at December 31, 2019, primarily due to an increase in swap positions.
    Stockholders’ equity increased to $1.48 billion at December 31, 2020, as compared to $1.15 billion at December 31, 2019. The acquisitions of Two River and Country Bank added $261.4 million to stockholders’ equity. During the three months ended June 30, 2020, the Company raised $55.7 million from the issuance of 7.0% fixed-to-floating rate non-cumulative perpetual preferred stock, with a par value of $0.01 and a liquidation price of $1,000 per share. Under the Company’s stock repurchase program, there were 2,019,145 shares available for repurchase at December 31, 2020. The Company had suspended its repurchase activity on February 28, 2020, and has determined to recommence repurchases under its existing stock repurchase plan beginning February 1, 2021. For the year ended December 31, 2020, the Company repurchased 648,851 shares under the repurchase program at a weighted average cost of $22.83.
Asset Quality
    The Company’s non-performing loans held-for-investment totaled $36.4 million at December 31, 2020, as compared to $29.9 million at September 30, 2020, and $17.8 million at December 31, 2019. Non-performing loans held-for-investment do not include $48.5 million of purchased with credit deterioration (“PCD”) loans acquired in the Two River, Country Bank, Capital Bank, Sun Bancorp, Inc. (“Sun”), Ocean Shore Holding Co. (“Ocean Shore”), Cape Bancorp, Inc. (“Cape”), and Colonial American Bank (“Colonial American”) acquisitions.

COVID-19 related loans under full forbearance have been substantially resolved and returned to payment terms. The Company’s special mention and substandard loans were $360.2 million as of December 31, 2020, as compared to $317.4 million as of September 30, 2020 and $107.7 million as of December 31, 2019. The increase as compared to the prior year reflects the addition of Two River and Country Bank portfolios, as well as borrowers that have been negatively impacted by the COVID-19 pandemic which primarily occurred during the third quarter as Coronavirus Aid, Relief and Economic Security (“CARES”) Act forbearance periods ended. A significant majority of these borrowers are current on their loan payments. The Company’s non-accrual loans as of December 31, 2020 were 0.47% of total loans, as compared to 0.37% as of September 30, 2020 and 0.29% as of December 31, 2019.
    At December 31, 2020, the Company’s allowance for credit losses was 0.78% of total loans, an increase from 0.27% at December 31, 2019. The allowance for credit losses does not reflect the net unamortized credit mark of $28.0 million. The allowance for credit losses plus the unamortized credit mark amounted to $88.7 million, or 1.14% of loans held-for-investment. The allowance for credit losses as a percent of total non-performing loans held-for-investment was 166.81% at December 31, 2020, as compared to 94.41% at December 31, 2019.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to Non-GAAP Reconciliation at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Company also announced today that its Annual Meeting of Stockholders will be virtually held on Wednesday, May 19, 2021 at 9:00 a.m. Eastern Time. The record date for stockholders to vote at the Annual Meeting is April 2, 2021. Additional information regarding virtual access to the meeting will be distributed prior to the meeting.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, January 29, 2021 at 11:00 a.m. Eastern Time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10150841 from one hour after the end of the call until April 29, 2021. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *
    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is an $11.45 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan

New York City. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.
    OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2020	September 30, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$1,272,134	$980,870	$120,544
Debt securities available-for-sale, at estimated fair value	183,302	169,634	150,960
Debt securities held-to-maturity, net of allowance for credit losses of $1,715 at December 31, 2020 and $2,393 at September 30, 2020 (estimated fair value of $968,466 at December 31, 2020, $902,418 at September 30, 2020, and $777,290 at December 31, 2019)	937,253	871,688	768,873
Equity investments, at estimated fair value	107,079	63,846	10,136
Restricted equity investments, at cost	51,705	67,505	62,356
Loans receivable, net of allowance for credit losses of $60,735 at December 31, 2020, $56,350 at September 30, 2020, and $16,852 at December 31, 2019	7,704,857	7,943,390	6,207,680
Loans held-for-sale	45,524	388,763	—
Interest and dividends receivable	35,269	40,671	21,674
Other real estate owned	106	106	264
Premises and equipment, net	107,094	103,249	102,691
Bank owned life insurance	265,253	264,167	237,411
Assets held for sale	5,782	6,717	3,785
Goodwill	500,319	500,849	374,632
Core deposit intangible	23,668	25,194	15,607
Other assets	208,968	224,648	169,532
Total assets	$11,448,313	$11,651,297	$8,246,145
Liabilities and Stockholders’ Equity
Deposits	$9,427,616	$9,283,288	$6,328,777
Federal Home Loan Bank advances	—	343,452	519,260
Securities sold under agreements to repurchase with retail customers	128,454	142,823	71,739
Other borrowings	235,471	246,941	96,801
Advances by borrowers for taxes and insurance	17,296	20,104	13,884
Other liabilities	155,346	152,975	62,565
Total liabilities	9,964,183	10,189,583	7,093,026
Total stockholders’ equity	1,484,130	1,461,714	1,153,119
Total liabilities and stockholders’ equity	$11,448,313	$11,651,297	$8,246,145

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	|--------------------- (Unaudited) ---------------------|			(Unaudited)
Interest income:
Loans	$84,997	$85,933	$70,298	$349,221	$279,931
Mortgage-backed securities	3,388	3,212	3,552	14,037	15,300
Debt securities, equity investments and other	4,177	3,817	3,225	16,350	13,563
Total interest income	92,562	92,962	77,075	379,608	308,794
Interest expense:
Deposits	10,679	11,370	10,214	48,290	38,432
Borrowed funds	4,032	4,804	3,507	18,367	14,391
Total interest expense	14,711	16,174	13,721	66,657	52,823
Net interest income	77,851	76,788	63,354	312,951	255,971
Credit loss expense	4,072	35,714	355	59,404	1,636
Net interest income after credit loss expense	73,779	41,074	62,999	253,547	254,335
Other income:
Bankcard services revenue	3,098	3,097	2,641	11,417	10,263
Trust and asset management revenue	492	490	478	2,052	2,102
Fees and services charges	3,950	3,732	4,710	15,808	18,500
Net gain on sales of loans	6,348	1,001	1	8,278	16
Net gain (loss) on equity investments	24,487	(3,576)	(63)	21,214	267
Net gain (loss) from other real estate operations	23	214	(95)	35	(330)
Income from bank owned life insurance	1,798	1,530	1,375	6,424	5,420
Commercial loan swap income	116	1,425	2,062	8,080	5,285
Other	308	266	122	618	642
Total other income	40,620	8,179	11,231	73,926	42,165
Operating expenses:
Compensation and employee benefits	27,323	29,012	22,518	114,155	89,912
Occupancy	4,968	5,270	4,071	20,782	17,159
Equipment	1,938	1,906	1,775	7,769	7,719
Marketing	632	963	840	3,117	3,469
Federal deposit insurance and regulatory assessments	1,859	1,212	296	4,871	2,227
Data processing	4,624	4,517	4,078	17,467	14,814
Check card processing	1,507	1,385	1,557	5,458	5,956
Professional fees	3,908	3,354	3,641	12,247	9,338
Other operating expense	4,768	3,644	3,815	16,552	14,968
Amortization of core deposit intangible	1,526	1,538	998	6,186	4,027
FHLB advance prepayment fees	13,333	—	—	14,257	—
Branch consolidation expense	3,336	830	268	7,623	9,050
Merger related expenses	1,194	3,156	3,742	15,947	10,503
Total operating expenses	70,916	56,787	47,599	246,431	189,142
Income (loss) before provision (benefit) for income taxes	43,483	(7,534)	26,631	81,042	107,358
Provision (benefit) for income taxes	10,419	(2,608)	3,181	17,733	18,784
Net income (loss)	33,064	(4,926)	23,450	63,309	88,574
Dividends on preferred shares	1,004	1,093	—	2,097	—
Net income (loss) available to common stockholders	$32,060	$(6,019)	$23,450	$61,212	$88,574
Basic earnings (loss) per share	$0.53	$(0.10)	$0.47	$1.02	$1.77
Diluted earnings (loss) per share	$0.54	$(0.10)	$0.47	$1.02	$1.75
Average basic shares outstanding	59,961	59,935	49,890	59,919	50,166
Average diluted shares outstanding	60,057	59,935	50,450	60,072	50,746

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Commercial:
Commercial and industrial		$470,656	$599,188	$910,762	$502,760	$396,434
Commercial real estate - owner-occupied		1,145,065	1,176,529	1,199,742	1,220,983	792,653
Commercial real estate - investor		3,491,464	3,453,276	3,449,160	3,331,662	2,296,410
Total commercial		5,107,185	5,228,993	5,559,664	5,055,405	3,485,497
Consumer:
Residential real estate		2,309,459	2,407,178	2,426,277	2,458,641	2,321,157
Home equity loans and lines		285,016	301,712	320,627	335,624	318,576
Other consumer		54,446	63,095	71,721	82,920	89,422
Total consumer		2,648,921	2,771,985	2,818,625	2,877,185	2,729,155
Total loans		7,756,106	8,000,978	8,378,289	7,932,590	6,214,652
Deferred origination costs (fees), net		9,486	(1,238)	(4,300)	10,586	9,880
Allowance for credit losses		(60,735)	(56,350)	(38,509)	(29,635)	(16,852)
Loans receivable, net		$7,704,857	$7,943,390	$8,335,480	$7,913,541	$6,207,680
Mortgage loans serviced for others		$95,789	$88,210	$101,840	$51,399	$50,042
	At December 31, 2020 Average Yield
Loan pipeline (1):
Commercial	3.78%	$210,024	$154,700	$169,093	$293,820	$219,269
Residential real estate	3.16	151,152	212,107	181,800	223,032	105,396
Home equity loans and lines	4.14	6,630	10,301	8,282	8,429	3,049
Total	3.53%	$367,806	$377,108	$359,175	$525,281	$327,714

	For the Three Months Ended
	December 31, 2020			September 30, 2020	June 30, 2020		March 31, 2020		December 31, 2019
	Average Yield
Loan originations:
Commercial	3.74%	$173,715		$187,747	$216,979	(2)	$266,882		$264,938
Residential real estate	3.23	222,780		219,325	242,137		148,675		226,492
Home equity loans and lines	4.18	13,435		10,966	12,128		10,666		12,961
Total	3.48%	$409,930		$418,038	$471,244		$426,223		$504,391
Loans sold		$56,126	(3)	$56,722	$104,600	(3)	$7,500	(3)	$110
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes loans originated through the PPP of $504 million.
(3)Excludes the sale of PPP loans of $298.1 million, higher risk commercial loans of $64.8 million, net of charge-offs, and under-performin~~g~~ residential and home equity loans and lines of $10.5 million, net of charge-offs, for the three months ended December 31, 2020, the sale of under-performing commercial loans of $4.9 million for the three months ended June 30, 2020, and under-performing residential loans of $4.0 million and commercial loans of $5.1 million for the three months ended March 31, 2020.

DEPOSITS	At
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Type of Account
Non-interest-bearing	$2,133,195	$2,240,799	$2,161,766	$1,783,216	$1,377,396
Interest-bearing checking	3,646,866	3,317,296	3,022,887	2,647,487	2,539,428
Money market deposit	783,521	691,872	680,199	620,145	578,147
Savings	1,491,251	1,471,554	1,456,931	1,420,628	898,174
Time deposits	1,372,783	1,561,767	1,645,971	1,420,591	935,632
	$9,427,616	$9,283,288	$8,967,754	$7,892,067	$6,328,777

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Non-performing loans held-for-investment:
Commercial and industrial	$1,551	$586	$1,586	$207	$207
Commercial real estate - owner-occupied	13,054	11,365	4,582	4,219	4,811
Commercial real estate - investor	10,660	2,978	5,274	3,384	2,917
Residential real estate	8,642	11,518	6,568	5,920	7,181
Home equity loans and lines	2,503	3,448	3,034	2,533	2,733
Total non-performing loans held-for-investment	36,410	29,895	21,044	16,263	17,849
Non-performing loans held-for-sale	—	67,489	—	—	—
Other real estate owned	106	106	248	484	264
Total non-performing assets	$36,516	$97,490	$21,292	$16,747	$18,113
PCD loans (1)	$48,488	$56,422	$61,694	$59,783	$13,265
Delinquent loans 30 to 89 days	$34,683	$13,753	$13,640	$48,905	$14,798
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$5,158	$9,866	$6,189	$6,249	$6,566
Performing	12,009	12,777	16,365	16,102	18,042
Total troubled debt restructurings	$17,167	$22,643	$22,554	$22,351	$24,608
Allowance for credit losses	$60,735	$56,350	$38,509	$29,635	$16,852
Allowance for credit losses as a percent of total loans receivable (2)	0.78%	0.70%	0.46%	0.37%	0.27%
Allowance for credit losses as a percent of total non-performing loans held-for-investment	166.81	188.49	182.99	182.22	94.41
Non-performing loans as a percent of total loans receivable	0.47	0.37	0.25	0.21	0.29
Non-performing assets as a percent of total assets	0.32	0.84	0.19	0.16	0.22
(1)PCD loans are not included in non-performing loans held-for-investment, troubled debt restructurings or delinquent loans totals.
(2)The loans acquired from Two River, Country Bank, Capital Bank, Sun, Ocean Shore, Cape, and Colonial American were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for credit losses, was $27,951, $31,617, $35,439, $38,272, and $30,260 at December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, respectively.

NET CHARGE-OFFS	For the Three Months Ended
	December 31, 2020		September 30, 2020		June 30, 2020	March 31, 2020		December 31, 2019
Net (charge-offs) recoveries:
Loan charge-offs	$(3,220)		$(15,411)		$(169)	$(1,384)		$(445)
Recoveries on loans	278		416		401	230		306
Net loan (charge-offs) recoveries	$(2,942)	(1)	$(14,995)	(2)	$232	$(1,154)	(3)	$(139)
Net loan charge-offs to average total loans (annualized)	0.15%		0.71%		NM*	0.06%		0.01%
Net loan (charge-offs) recoveries details:
Commercial	$(775)		$(14,801)		$30	$59		$163
Residential mortgage and construction	(1,731)		314		212	(1,112)		(61)
Home equity loans and lines	(451)		(490)		(3)	(36)		(240)
Other consumer	15		(18)		(7)	(65)		(1)
Net loan (charge-offs) recoveries	$(2,942)	(1)	$(14,995)	(2)	$232	$(1,154)	(3)	$(139)
(1)Included in net loan charge-offs for the three months ended December 31, 2020 is $2.3 million relating to under-performing residential and consumer loans sold.
(2)Included in net loan charge-offs for the three months ended September 30, 2020 is $14.2 million relating to loans transferred to held-for-sale.
(3)Included in net loan charge-offs for the three months ended March 31, 2020 is $949 relating to under-performing residential loans sold.
* Not Meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$1,223,472	$341	0.11%	$805,863	$236	0.12%	$43,495	$196	1.79%
Securities (1)	1,209,543	7,224	2.38	1,112,174	6,793	2.43	1,008,461	6,581	2.59
Loans receivable, net (2)
Commercial	5,271,633	58,776	4.44	5,554,897	58,639	4.20	3,442,771	42,416	4.89
Residential real estate	2,420,494	21,530	3.56	2,462,513	23,091	3.75	2,309,741	22,469	3.89
Home equity loans and lines	293,746	3,930	5.32	311,802	3,330	4.25	323,878	4,243	5.20
Other consumer	58,174	761	5.20	67,497	873	5.15	94,350	1,170	4.92
Allowance for credit losses, net of deferred loan fees	(51,682)	—	—	(45,912)	—	—	(7,932)	—	—
Loans receivable, net	7,992,365	84,997	4.23	8,350,797	85,933	4.09	6,162,808	70,298	4.53
Total interest-earning assets	10,425,380	92,562	3.53	10,268,834	92,962	3.60	7,214,764	77,075	4.24
Non-interest-earning assets	1,322,112			1,353,135			977,413
Total assets	$11,747,492			$11,621,969			$8,192,177
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,601,814	4,836	0.53%	$3,289,319	4,627	0.56%	$2,562,059	4,477	0.69%
Money market	766,866	586	0.30	675,841	571	0.34	592,116	1,243	0.83
Savings	1,489,853	240	0.06	1,460,232	296	0.08	899,051	308	0.14
Time deposits	1,437,770	5,017	1.39	1,606,632	5,876	1.45	931,228	4,186	1.78
Total	7,296,303	10,679	0.58	7,032,024	11,370	0.64	4,984,454	10,214	0.81
FHLB advances	204,880	779	1.51	343,412	1,470	1.70	412,073	2,075	2.00
Securities sold under agreements to repurchase	143,385	154	0.43	144,720	174	0.48	68,257	85	0.49
Other borrowings	242,030	3,099	5.09	246,903	3,160	5.09	96,712	1,347	5.53
Total interest-bearing liabilities	7,886,598	14,711	0.74	7,767,059	16,174	0.83	5,561,496	13,721	0.98
Non-interest-bearing deposits	2,209,532			2,209,241			1,393,002
Non-interest-bearing liabilities	176,274			162,987			92,014
Total liabilities	10,272,404			10,139,287			7,046,512
Stockholders’ equity	1,475,088			1,482,682			1,145,665
Total liabilities and equity	$11,747,492			$11,621,969			$8,192,177
Net interest income		$77,851			$76,788			$63,354
Net interest rate spread (3)			2.79%			2.77%			3.26%
Net interest margin (4)			2.97%			2.97%			3.48%
Total cost of deposits (including non-interest-bearing deposits)			0.45%			0.49%			0.64%

(footnotes on following page)

(continued)

	For the Year Ended
	December 31, 2020			December 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$613,971	$1,034	0.17%	$57,742	$1,299	2.25%
Securities (1)	1,159,764	29,353	2.53	1,048,779	27,564	2.63
Loans receivable, net (2)
Commercial	5,299,813	236,749	4.47	3,329,396	168,507	5.06
Residential real estate	2,465,740	93,120	3.78	2,204,931	87,729	3.98
Home equity loans and lines	318,090	15,183	4.77	339,896	18,284	5.38
Other consumer	72,331	4,169	5.76	107,672	5,411	5.03
Allowance for credit losses, net of deferred loan fees	(33,343)	—	—	(8,880)	—	—
Loans receivable, net	8,122,631	349,221	4.30	5,973,015	279,931	4.69
Total interest-earning assets	9,896,366	379,608	3.84	7,079,536	308,794	4.36
Non-interest-earning assets	1,310,474			964,920
Total assets	$11,206,840			$8,044,456
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,168,889	19,395	0.61%	$2,517,068	16,820	0.67%
Money market	677,554	2,902	0.43	605,607	4,919	0.81
Savings	1,449,982	2,505	0.17	906,086	1,195	0.13
Time deposits	1,531,857	23,488	1.53	929,488	15,498	1.67
Total	6,828,282	48,290	0.71	4,958,249	38,432	0.78
FHLB advances	413,290	7,018	1.70	387,925	8,441	2.18
Securities sold under agreements to repurchase	125,500	562	0.45	64,525	276	0.43
Other borrowings	207,386	10,787	5.20	98,095	5,674	5.78
Total interest-bearing liabilities	7,574,458	66,657	0.88	5,508,794	52,823	0.96
Non-interest-bearing deposits	2,031,100			1,325,836
Non-interest-bearing liabilities	144,571			80,028
Total liabilities	9,750,129			6,914,658
Stockholders’ equity	1,456,711			1,129,798
Total liabilities and equity	$11,206,840			$8,044,456
Net interest income		$312,951			$255,971
Net interest rate spread (3)			2.96%			3.40%
Net interest margin (4)			3.16%			3.62%
Total cost of deposits (including non-interest-bearing deposits)			0.55%			0.61%
(1)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for credit losses.
(2)    Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated allowance for credit losses, and includes loans held for sale and non-performing loans.
(3)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(dollars in thousands, except per share amounts)

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Selected Financial Condition Data:
Total assets	$11,448,313	$11,651,297	$11,345,365	$10,489,074	$8,246,145
Debt securities available-for-sale, at estimated fair value	183,302	169,634	153,239	153,738	150,960
Debt securities held-to-maturity, net of allowance for credit losses	937,253	871,688	867,959	914,255	768,873
Equity investments, at estimated fair value	107,079	63,846	13,830	14,409	10,136
Restricted equity investments, at cost	51,705	67,505	68,091	81,005	62,356
Loans receivable, net of allowance for credit losses	7,704,857	7,943,390	8,335,480	7,913,541	6,207,680
Deposits	9,427,616	9,283,288	8,967,754	7,892,067	6,328,777
Federal Home Loan Bank advances	—	343,452	343,392	825,824	519,260
Securities sold under agreements to repurchase and other borrowings	363,925	389,764	399,661	210,388	168,540
Stockholders’ equity	1,484,130	1,461,714	1,476,434	1,409,834	1,153,119

	For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Selected Operating Data:
Interest income	$92,562	$92,962	$95,877	$98,207	$77,075
Interest expense	14,711	16,174	17,210	18,562	13,721
Net interest income	77,851	76,788	78,667	79,645	63,354
Credit loss expense	4,072	35,714	9,649	9,969	355
Net interest income after credit loss expense	73,779	41,074	69,018	69,676	62,999
Other income (excluding net gain (loss) on equity investments and gain on sale of PPP loans)	11,032	11,755	11,430	13,697	11,231
Net gain (loss) on equity investments	24,487	(3,576)	—	—	—
Gain on sale of PPP loans	5,101	—	—	—	—
Operating expenses (excluding FHLB advance prepayment fees, branch consolidation and merger related expenses)	53,053	52,801	51,075	51,675	43,589
FHLB advance prepayment fees	13,333	—	924	—	—
Branch consolidation expense	3,336	830	863	2,594	268
Merger related expenses	1,194	3,156	3,070	8,527	3,742
Income (loss) before provision (benefit) for income taxes	43,483	(7,534)	24,516	20,577	26,631
Provision (benefit) for income taxes	10,419	(2,608)	5,878	4,044	3,181
Net income (loss)	$33,064	$(4,926)	$18,638	$16,533	$23,450
Net income (loss) available to common stockholders	$32,060	$(6,019)	$18,638	$16,533	$23,450
Diluted earnings (loss) per share	$0.54	$(0.10)	$0.31	$0.27	$0.47
Net accretion/amortization of purchase accounting adjustments included in net interest income	$6,186	$4,364	$5,536	$5,533	$3,501

(continued)

	At or For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):
Return on average assets (2)	1.12%	(0.17)%	0.67%	0.64%	1.14%
Return on average tangible assets (2) (3)	1.17	(0.18)	0.71	0.68	1.19
Return on average stockholders' equity (2)	8.92	(1.32)	5.16	4.70	8.12
Return on average tangible stockholders' equity (2) (3)	13.85	(2.05)	8.10	7.50	12.33
Stockholders' equity to total assets	12.96	12.55	13.01	13.44	13.98
Tangible stockholders' equity to tangible assets (3)	8.79	8.41	8.77	8.85	9.71
Tangible common equity to tangible assets (3)	8.28	7.91	8.25	8.85	9.71
Net interest rate spread	2.79	2.77	3.02	3.29	3.26
Net interest margin	2.97	2.97	3.24	3.52	3.48
Operating expenses to average assets (2)	2.40	1.94	2.02	2.44	2.31
Efficiency ratio (2) (4)	59.86	66.83	62.08	67.28	63.82
Loans to deposits	82.27	86.19	93.43	100.51	98.20

	At or For the Year Ended December 31,
	2020	2019
Performance Ratios:
Return on average assets (2)	0.56%	1.10%
Return on average tangible assets (2) (3)	0.59	1.16
Return on average stockholders' equity (2)	4.35	7.84
Return on average tangible stockholders' equity (2) (3)	6.81	11.96
Net interest rate spread	2.96	3.40
Net interest margin	3.16	3.62
Operating expenses to average assets (2)	2.20	2.35
Efficiency ratio (2) (4)	63.70	63.44

(continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Wealth Management:
Assets under administration	$245,175	$232,292	$224,042	$173,856	$195,415
Nest Egg	93,237	80,472	57,383	43,528	34,865
Per Share Data:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Stockholders’ equity per common share at end of period	24.57	24.21	24.47	23.38	22.88
Tangible common equity per common share at end of period (3)	14.98	14.58	14.79	14.62	15.13
Common shares outstanding at end of period	60,392,043	60,378,120	60,343,077	60,311,717	50,405,048
Preferred shares outstanding at end of period	57,370	57,370	57,370	—	—
Number of full-service customer facilities:	62	62	62	75	56
Quarterly Average Balances
Total securities	$1,209,543	$1,112,174	$1,130,779	$1,186,535	$1,008,461
Loans receivable, net	7,992,365	8,350,797	8,295,622	7,850,662	6,162,808
Total interest-earning assets	10,425,380	10,268,834	9,780,417	9,100,923	7,214,764
Total assets	11,747,492	11,621,969	11,114,586	10,332,809	8,192,177
Interest-bearing transaction deposits	5,858,533	5,425,392	5,065,069	4,825,193	4,053,226
Time deposits	1,437,770	1,606,632	1,623,890	1,459,348	931,228
Total borrowed funds	590,295	735,035	828,928	832,285	577,042
Total interest-bearing liabilities	7,886,598	7,767,059	7,517,887	7,116,826	5,561,496
Non-interest bearing deposits	2,209,532	2,209,241	2,018,044	1,687,582	1,393,002
Stockholders’ equity	1,475,088	1,482,682	1,453,658	1,414,924	1,145,665
Total deposits	9,505,835	9,241,265	8,707,003	7,972,123	6,377,456
Quarterly Yields
Total securities	2.38%	2.43%	2.64%	2.68%	2.59%
Loans receivable, net	4.23	4.09	4.28	4.61	4.53
Total interest-earning assets	3.53	3.60	3.94	4.34	4.24
Interest-bearing transaction deposits	0.38	0.40	0.47	0.64	0.59
Time deposits	1.39	1.45	1.58	1.71	1.78
Borrowed funds	2.72	2.60	2.38	2.24	2.41
Total interest-bearing liabilities	0.74	0.83	0.92	1.05	0.98
Net interest spread	2.79	2.77	3.02	3.29	3.26
Net interest margin	2.97	2.97	3.24	3.52	3.48
Total deposits	0.45	0.49	0.57	0.70	0.64

(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Tangible stockholders’ equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity.
(4)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Core Earnings:
Net income (loss) available to common stockholders (GAAP)	$32,060	$(6,019)	$18,638	$16,533	$23,450
Add (less) non-recurring and non-core items:
Merger related expenses	1,194	3,156	3,070	8,527	3,742
Branch consolidation expenses	3,336	830	863	2,594	268
Net (gain) loss on equity investments	(24,487)	3,576	—	—	—
FHLB advance prepayment fees	13,333	—	924	—	—
Gain on sale of PPP loans	(5,101)	—	—	—	—
Two River and Country Bank opening credit loss expense under the CECL model	—	—	—	2,447	—
Non-recurring professional fees	—	—	—	—	1,274
Income tax benefit related to change in New Jersey tax code	—	—	—	—	(2,205)
Income tax (benefit) expense on items	2,832	(1,809)	(1,190)	(3,121)	(793)
Core earnings (loss) (Non-GAAP)	$23,167	$(266)	$22,305	$26,980	$25,736
Core diluted earnings (loss) per share	$0.39	$—	$0.37	$0.45	$0.51

Core Ratios (annualized):
Return on average assets	0.78%	(0.01)%	0.81%	1.05%	1.25%
Return on average tangible assets	0.82	(0.01)	0.85	1.11	1.31
Return on average tangible stockholders’ equity	9.71	(0.11)	9.69	12.25	13.53
Efficiency ratio	59.69	59.63	56.69	55.36	56.73
Certain prior quarter amounts in the tables above have been restated for consistency with the current period presentation.

	For the Years Ended December 31,
	2020	2019
Core Earnings:
Net income available to common stockholders (GAAP)	$61,212	$88,574
Add (less) non-recurring and non-core items:
Merger related expenses	15,947	10,503
Branch consolidation expense	7,623	9,050
Net gain on equity investments	(20,911)	—
FHLB advance prepayment fees	14,257	—
Gain on sale of PPP loans	(5,101)	—
Two River and Country Bank opening credit loss expense under the CECL model	2,447	—
Non-recurring professional fees	—	2,024
Compensation expense due to the retirement of an executive officer	—	1,256
Income tax benefit related to change in New Jersey tax code	—	(2,205)
Income tax benefit on items	(3,288)	(4,362)
Core earnings (Non-GAAP)	$72,186	$104,840
Core diluted earnings per share	$1.20	$2.07

Core Ratios:
Return on average assets	0.64%	1.30%
Return on average tangible assets	0.68	1.37
Return on average tangible stockholders’ equity	7.77	14.16
Efficiency ratio	57.81	55.78

(continued)
COMPUTATION OF TOTAL TANGIBLE STOCKHOLDERS’ EQUITY TO TANGIBLE ASSETS

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Total stockholders’ equity	$1,484,130	$1,461,714	$1,476,434	$1,409,834	$1,153,119
Less:
Goodwill	500,319	500,849	501,472	500,093	374,632
Core deposit intangible	23,668	25,194	26,732	28,276	15,607
Tangible stockholders’ equity	$960,143	$935,671	$948,230	$881,465	$762,880

Total assets	$11,448,313	$11,651,297	$11,345,365	$10,489,074	$8,246,145
Less:
Goodwill	500,319	500,849	501,472	500,093	374,632
Core deposit intangible	23,668	25,194	26,732	28,276	15,607
Tangible assets	$10,924,326	$11,125,254	$10,817,161	$9,960,705	$7,855,906
Tangible stockholders’ equity to tangible assets	8.79%	8.41%	8.77%	8.85%	9.71%

COMPUTATION OF TOTAL TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Total stockholders’ equity	$1,484,130	$1,461,714	$1,476,434	$1,409,834	$1,153,119
Less:
Goodwill	500,319	500,849	501,472	500,093	374,632
Core deposit intangible	23,668	25,194	26,732	28,276	15,607
Preferred stock	55,527	55,544	55,711	—	—
Tangible common equity	$904,616	$880,127	$892,519	$881,465	$762,880

Total assets	$11,448,313	$11,651,297	$11,345,365	$10,489,074	$8,246,145
Less:
Goodwill	500,319	500,849	501,472	500,093	374,632
Core deposit intangible	23,668	25,194	26,732	28,276	15,607
Tangible assets	$10,924,326	$11,125,254	$10,817,161	$9,960,705	$7,855,906
Tangible common equity to tangible assets	8.28%	7.91%	8.25%	8.85%	9.71%

(continued)
ACQUISITION DATE - FAIR VALUE BALANCE SHEET
The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Two River, net of the total consideration paid:

	At January 1, 2020
(in thousands)	Two River Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total purchase price:			$197,050
Assets acquired:
Cash and cash equivalents	$51,102	$—	$51,102
Securities	62,832	1,549	64,381
Loans	940,885	(813)	940,072
Accrued interest receivable	2,382	—	2,382
Bank owned life insurance	22,440	—	22,440
Deferred tax asset	5,201	(2,043)	3,158
Other assets	18,662	(2,706)	15,956
Core deposit intangible	—	12,130	12,130
Total assets acquired	1,103,504	8,117	1,111,621
Liabilities assumed:
Deposits	(939,132)	(2,618)	(941,750)
Other liabilities	(58,935)	(91)	(59,026)
Total liabilities assumed	(998,067)	(2,709)	(1,000,776)
Net assets acquired	$105,437	$5,408	$110,845
Goodwill recorded in the merger			$86,205
The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As of January 1, 2021, the Company finalized its review of the acquired assets and liabilities and will not be recording any further adjustments to the carrying value.

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Country Bank, net of the total consideration paid:

	At January 1, 2020
(in thousands)	Country Bank Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total purchase price:			$112,836
Assets acquired:
Cash and cash equivalents	$20,799	$—	$20,799
Securities	144,460	39	144,499
Loans	614,285	4,123	618,408
Accrued interest receivable	1,779	—	1,779
Deferred tax asset	(3,254)	137	(3,117)
Other assets	10,327	(1,132)	9,195
Core deposit intangible	—	2,117	2,117
Total assets acquired	788,396	5,284	793,680
Liabilities assumed:
Deposits	(649,399)	(3,254)	(652,653)
Other liabilities	(69,244)	2,004	(67,240)
Total liabilities assumed	(718,643)	(1,250)	(719,893)
Net assets acquired	$69,753	$4,034	$73,787
Goodwill recorded in the merger			$39,049
The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As of January 1, 2021, the Company finalized its review of the acquired assets and liabilities and will not be recording any further adjustments to the carrying value.